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                                                                     Exhibit 2.2


                                 AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT


                  AMENDMENT NO. 1, dated as of September 30, 2003 (this "Amendment"), to the Stock Purchase Agreement, dated as of July 16, 2003 (the "Agreement"), by and among Sterling Bancshares, Inc., a bank holding company incorporated under the laws of the State of Texas ("Parent"), Sterling Bank, a banking association chartered under the laws of the State of Texas ("Sterling"), CMCR Holding Company, a Delaware corporation (the "Seller"; and, together with Parent and Sterling, the "Sellers"), and RBC Mortgage Company, an Illinois corporation (the "Purchaser").

                                   WITNESSETH:

                  WHEREAS, the Sellers and the Purchaser have previously entered into the Agreement;

                  WHEREAS, the Sellers and the Purchaser now wish to amend and modify the agreement between the parties under the Agreement on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, agreements and covenants hereinafter set forth, Parent, Sterling, the Seller and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

                                   ARTICLE II

                           AMENDMENT OF THE AGREEMENT


                  Section 2.1. Amendment of Section 3.03(a) - Capital Stock of the Company. Section 3.03(a) of the Agreement is hereby amended and restated as set forth below:

         "(a) The authorized capital stock of the Company consists of 5,000 shares of common stock, par value $1.00 per share, of which 5,000 shares are issued and outstanding. The Shares constitute all the issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, or rights of conversion or other rights, agreements, arrangements or commitments relating to the purchase or issuance of any shares of common stock or any


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         other capital stock of the Company obligating the Company or any of the
         Sellers to issue or to sell any shares of common stock or any other capital stock of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Shares."

                  Section 2.2. Amendment of Section 5.08(b) - Employee Benefits.
Section 5.08(b) of the Agreement is hereby amended and restated as set forth below:

         "Prior to the Closing, (i) the Company shall take all actions necessary to terminate the Company's 401(k) Plan effective as of September 15, 2003, including adopting resolutions of the Company Board of Directors, and (ii) effective as of the day prior to the Closing Date, Donna Bailey shall resign as trustee of the Company's 401(k) Plan and concurrently therewith the Purchaser shall designate a successor trustee to assume the obligations of such trustee under the Company's 401(k) Plan."

                  Section 2.3. Amendment of Section 5.08(c) - Employee Benefits
Section 5.08(c) of the Agreement is hereby amended and restated as set forth below:

         "Prior to the Closing, the Company shall take, or cause to be taken, all actions necessary, including obtaining any necessary written consents and adopting resolutions of the Company Board of Directors, to
         (i) fully vest all participants in their Company Contributions (as defined in the Company's Deferred Compensation Plan) subaccounts under the Company's Deferred Compensation Plan effective as of September 30, 2003 and (ii) "freeze" the Company's Deferred Compensation Plan effective as of October 15, 2003 in two stages by (x) not allowing any additional participants to participate in the Deferred Compensation Plan as of September 30, 2003, (y) discontinuing Company Contributions and credits to participants' Company Contributions subaccounts under the Company's Deferred Compensation Plan as of September 30, 2003 and
         (z) discontinuing all participant deferrals of compensation to the Deferred Compensation Plan as of October 15, 2003."

                  Section 2.4. Amendment of Section 5.13 - Sellers' Names and Marks. Section 5.13 of the Agreement is hereby amended and restated as set forth below:

         "No later than December 31, 2003, the Purchaser shall cause the Company and each of its Subsidiaries to (a) change their legal names to names that do not contain the word "Sterling" or any approximation thereof, and (b) cease to use any and all trademarks, service marks, trade names, logos, designs, variations or translations thereof owned by the Sellers and their Affiliates (other than the Company and its Subsidiaries) (collectively "Sellers' Marks") in all respects, and to replace or remove Sellers' Marks on signage, advertising materials, domain names, Internet addresses, e-mail addresses (provided that the Purchaser (including the Company and its Subsidiaries after the Closing) shall have the right to use the word "Sterling" in e-mail addresses until March 31, 2004) and other materials. The Sellers shall reasonably cooperate with the Purchaser (but shall have no obligation to


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         incur out-of-pocket expenses unless the Purchaser agrees to reimburse the Sellers for such expenses) prior to the Closing in order to assist the Purchaser in carrying out its obligations under the immediately preceding sentence within the time frame specified. The Purchaser shall ensure that the Company's and its Subsidiaries' use of the Sellers' Marks shall at all times be at a quality standard commensurate with the standard at which such marks were used prior to the Closing Date. The Purchaser will cause the Company and its Subsidiaries to use the Sellers' Marks in such a way as to not materially harm the goodwill associated with the Sellers' Marks. To ensure that such quality is maintained, the Purchaser shall allow representatives of the Sellers, from time to time upon request by the Sellers, to discuss matters with and obtain information from the Purchaser's (as well as the Company's and its Subsidiaries') officers, directors, employees and attorneys. The Purchaser shall not permit the Company and its Subsidiaries to use the Sellers' Marks (or any other designation similar to the Sellers' Marks) (i) in any manner inconsistent with the manner in which the Sellers' Marks were used prior to the Closing Date, or (ii) in advertising and promotional materials other than to maintain the status quo with respect to the manner in which the Company currently uses such marks. The Purchaser acknowledges and agrees that: (a) neither the Purchaser nor the Company or its Subsidiaries shall acquire any ownership rights to the Sellers' Marks by virtue of the rights granted in this Section 5.13, (b) neither the Purchaser nor the Company or its Subsidiaries shall acquire any other rights to the Sellers' Marks and all goodwill and rights related to the use thereof shall inure to the benefit of and on behalf of the Sellers, (c) the Purchaser shall not, and shall cause the Company and its Subsidiaries not to, do anything that impairs the ownership or any registration of the Sellers' Marks by the Sellers, or any applications of the Sellers to register the Sellers' Marks, or the validity of the Sellers' Marks, in each case with respect to rights, registrations or applications in any country of the world, and (d) the Purchaser shall not, and shall cause the Company and its Subsidiaries not to, register or apply to register the Sellers' Marks or any other designation similar thereto anywhere in the world. The Purchaser agrees that the Sellers, in addition to any other remedies available to them for any breach or threatened breach of this Section, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser, the Company and its Subsidiaries from any such breach or threatened breach."

                  Section 2.5. Amendment of Article V - Covenants. Article V of the Agreement is hereby amended by adding new Sections 5.18 and 5.19 as set forth below:

                  "Section 5.18 Post-Closing Mortgage Payments. In the event that after the Closing any Investor or title company improperly sends funds in respect of any Mortgage Loan to Sterling Bank in its capacity as collateral agent for the Company ("Misdirected Funds"), Sterling Bank shall receive and hold such Misdirected Funds in trust for U.S. Bank National Association or such other entity as the Company may direct (the "Successor Collateral Agent") and promptly remit such Misdirected Funds to the


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         Successor Collateral Agent by wire transfer to (i) ABA #091000022,
         Account No. 104756215349 in the case of payments from Investors, or
         (ii) ABA #091000022, Account No. 104756215356 in the case of funds returned by title companies in respect of canceled Mortgage Loans; provided, that to the extent that any amounts are owed to Sterling Bank by the Company or its Subsidiaries relating to the Warehouse Credit Agreement, then, to the extent that Sterling Bank has a legal right of set-off, it shall be entitled to retain any Misdirected Funds up to the amount owed under the Warehouse Credit Agreement and to apply such Misdirected Funds that are the property of the Company or its Subsidiaries to the account of the Company and its Subsidiaries if such accounts are not otherwise paid.

                  Section 5.19 Funding. The Sellers shall continue all operational funding of the business of the Company and its Subsidiaries until the Purchaser takes over such funding responsibilities, which shall occur on October 1, 2003."

                  Section 2.6. Amendment of Section 6.05(b)(ii) - Contests.
         Section 6.05(b)(ii) of the Agreement is hereby amended by replacing the third sentence of such section with the following sentence:

         "The Purchaser shall keep the Sellers informed of the status of any such audit or proceeding and shall provide the Sellers with a reasonable opportunity to review and comment on any material written correspondence received or proposed to be delivered with respect to the tax position of the Company or any of its Subsidiaries in connection with any such audit or proceeding."

                  Section 2.7. Amendment of Section 10.08 - Entire Agreement; Construction. Section 10.08 of the Agreement is hereby amended by replacing the words "Confidentiality Agreement between the Purchaser and the Sellers dated June 24, 2003" with the words "Amended and Restated Mutual Confidentiality Agreement, dated as of September 25, 2003, among the Purchaser, Parent and the Seller".

                                   ARTICLE III

                                  MISCELLANEOUS

                  Section 3.1. Effectiveness. This Amendment shall become effective on the date hereof.

                  Section 3.2. Descriptive Headings; Interpretation. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Amendment.

                  Section 3.3. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate


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counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 3.4. Continuing Effect of Agreement. This Amendment shall not constitute an amendment or waiver of any other provision of the Agreement not expressly referred to herein. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect.

                  Section 3.5. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION.

                  Section 3.6. Jurisdiction, Venue and Jury Trial Waiver.

                  (a) Any process against the Purchaser or the Sellers in, or in connection with, any proceeding arising out of or relating to this Amendment or any of the transactions contemplated by this Amendment may be served personally or by certified mail at the addresses set forth in Section 10.03 of the Agreement with the same effect as though served on it personally. Any and all proceedings against any party to this Amendment arising out of this Amendment or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of Texas or the United States District Court for the Northern District of Illinois, and each party submits to and accepts the non-exclusive jurisdiction of such courts for the purpose of any such proceeding.

                  (b) ALL OF THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.




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                  IN WITNESS WHEREOF, each of the Sellers and the Purchaser have caused this Amendment to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

                                                STERLING BANCSHARES, INC.


                                                By: /s/ J. DOWNEY BRIDGWATER
                                                    ----------------------------
                                                    Name: J. Downey Bridgwater
                                                    Title: President & CEO

                                                STERLING BANK

                                                By: /s/ J. DOWNEY BRIDGWATER
                                                    ----------------------------
                                                    Name: J. Downey Bridgwater
                                                    Title: President & CEO

                                                CMCR HOLDING COMPANY

                                                By: /s/ JONATHAN B. THREADGILL
                                                    ----------------------------
                                                    Name: Jonathan B. Threadgill
                                                    Title: President

                                                RBC MORTGAGE COMPANY

                                                By: /s/ J. R. LEGG
                                                    ----------------------------
                                                    Name:
                                                    Title: C.E.O.